AGREEMENT AND PLAN OF DISTRIBUTION

         This Agreement and Plan of Distribution (the "Agreement") is entered into as of ______________, 2003, by and between Pelican Financial, Inc., a Delaware corporation ("PFI"), and The Washtenaw Group, Inc., a Michigan corporation ("TWG").

                                    RECITALS

         WHEREAS, PFI currently owns all of the issued and outstanding common stock of TWG, $0.01 par value (the "TWG Shares");

         WHEREAS, TWG currently owns all of the issued and outstanding common stock of Washtenaw Mortgage Company, a Michigan corporation ("Washtenaw");

         WHEREAS, TWG, through its Washtenaw subsidiary, owns and operates a mortgage lending business;

         WHEREAS, for the reasons set forth in PFI's request to the Internal Revenue Service ("IRS") for a private letter ruling under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), dated October 31, 2002, and supplemented by letters dated January 6, March 10, and March 31, 2003, and the request for a supplemental private letter ruling dated June 19, 2003, the Board of Directors of PFI desires to distribute to the holders of its common stock all of the TWG Shares held by the Company by means of a pro rata distribution (the "Distribution");

         WHEREAS, on ________, 2003, the IRS issued a private letter ruling confirming that the Distribution will qualify as a tax-free distribution under
Section 355 of the Code;

         WHEREAS, in connection with the Distribution (a) TWG shall enter into
(i) a Tax Sharing and Indemnification Agreement with PFI, and (ii) a Transition Services Agreement with PFI; (b) PFI shall amend the PFI 401(k) Plan (as such term is defined herein) so that such plan no longer applies to employees of TWG or Washtenaw, as the case may be; and (c) TWG will adopt its own 401(k) Plan (the "TWG 401(k) Plan") for the benefit of the employees of TWG and Washtenaw;

         WHEREAS, under the PFI Stock Option and Incentive Plan (as such term is defined herein), holders of options to purchase PFI stock that are directors, officers or employees of TWG or Washtenaw will terminate their "Continuous Service" (as defined in the PFI Stock Option and Incentive Plan) on the Distribution Date and, therefore, TWG desires to adopt its own stock option and incentive plan for such individuals (the "TWG Stock Option and Incentive Plan"); and

         WHEREAS, the parties intend in this Agreement, including the Exhibits hereto, to set forth the principal arrangements between them regarding the separation of the TWG Business.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1.1      "Amex" means the American Stock Exchange.

         1.2      "Code" has the meaning set forth in the Recitals.

         1.3      "Commission" means the Securities and Exchange Commission.

         1.4 "Distribution" has the meaning set forth in the Recitals hereof.

         1.5 "Distribution Agent" has the meaning set forth in Section 2.1 hereof.

         1.6 "Distribution Date" has the meaning set forth in Section 2.1 hereof.

         1.7 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         1.8 "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         1.9 "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         1.10 "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         1.11     "Nasdaq" means the Nasdaq National Market.

         1.12     "NYSE" means the New York Stock Exchange.

         1.13 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         1.14 "PFI's Auditors" has the meaning set forth in Section 3.1 hereof.

         1.15 "PFI 401(k) Plan" has the meaning set forth in Section 2.4 hereof.

         1.16 "PFI Stock Option and Incentive Plan" has the meaning set forth in Section 2.4 hereof.

         1.17 "Record Date" means the close of business on the date to be determined by the Board of Directors of PFI as the record date for determining the stockholders of PFI entitled to receive shares of common stock of TWG in the Distribution.

         1.18     "TWG" has the meaning set forth in the Recitals hereof.

         1.19 "TWG's Auditors" has the meaning set forth in Section 3.1 hereof.

         1.20 "TWG 401(k) Plan" has the meaning set forth in the Recitals hereof.

         1.21     "TWG Plans" has the meaning set forth in the Recitals hereof.

         1.22     "TWG Shares" has the meaning set forth in the Recitals hereof.

         1.23     "Washtenaw" has the meaning set forth in the Recitals hereof.


                                   ARTICLE II
                                THE DISTRIBUTION

         2.1      The Distribution.

                  (a) Delivery of Shares for Distribution. Subject to Section
2.4 hereof, on or prior to the date the Distribution is effective (the "Distribution Date"), PFI will deliver to the distribution agent to be appointed by PFI (the "Distribution Agent") to distribute to the stockholders of PFI the TWG Shares held by PFI pursuant to the Distribution for the benefit of holders of record of common stock of PFI on the Record Date, a single stock certificate, endorsed by PFI in blank, representing the TWG Shares then owned by PFI, and shall cause the transfer agent for the shares of common stock of PFI to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of common stock of TWG to each such holder or designated transferee or transferees of such holder.

                  (b) Shares Received. Subject to Sections 2.3 and 2.4, each holder of common stock of PFI on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution a number of shares of common stock of TWG equal to the number of shares of common stock of PFI held by such holder on the Record Date.

                  (c) Obligation to Provide Information. TWG and PFI, as the case may be, will provide to the Distribution Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

         2.2      Actions Prior To The Distribution.

                  (a) Information Statement. PFI and TWG shall prepare and mail, prior to the Distribution Date, to the holders of common stock of PFI, such information concerning TWG and the Distribution and such other matters as PFI shall reasonably determine are necessary and as may be required by law. PFI and TWG will prepare, and TWG will, to the extent required under applicable law, file with the Commission any such documentation which PFI and TWG determines is necessary or desirable to effectuate the Distribution, and PFI and TWG shall each use its reasonable commercial efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

                  (b) Blue Sky. PFI and TWG shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of the United States in connection with the Distribution.

                  (c) Amex, NYSE or Nasdaq Listing. TWG shall prepare and file, and shall use its reasonable commercial efforts to have approved, an application for the listing of the common stock of TWG to be distributed in the Distribution on the Amex, NYSE or Nasdaq, subject to official notice of distribution.

                  (d) Conditions. PFI and TWG shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.4 to be satisfied and to effect the Distribution on the Distribution Date.

         2.3 Sole Discretion of PFI. PFI currently intends to complete the Distribution by _______________, 2003. PFI shall, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, PFI may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. TWG shall cooperate with PFI in all respects to accomplish the Distribution and shall, at PFI's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of the common stock of TWG on an appropriate registration form or forms to be designated by PFI. PFI shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for PFI; provided, however, that nothing herein shall prohibit TWG from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

         2.4 Conditions To Distribution. The following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of PFI and shall not give rise to or create any duty on the part of PFI or the PFI Board of Directors to waive or not waive any such condition.

                  (a) IRS Ruling. PFI shall have obtained a private letter ruling from the Internal Revenue Service in form and substance satisfactory to PFI (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date, to the effect that: (i) the Distribution will qualify as a tax-free distribution under section 355 of the Code; and (ii) no gain or loss will be recognized by (and no amount will otherwise be included in the income of) the stockholders of PFI upon their receipt of TWG common stock pursuant to the Distribution.

                  (b) 401(k) Plan; Stock Option and Incentive Plan. With respect to the PFI 401(k) Plan and the PFI Stock Option and Incentive Plan (collectively, the "Existing Plans"), which prior to the Distribution applies to employees of PFI, TWG and Washtenaw:

                           (i) TWG shall, no later than 60 days following the
                  Distribution, as required by the Employee Retirement Income Security Act of 1974 ("ERISA"), take all actions necessary and appropriate to establish and administer the TWG 401(k) Plan and the TWG Stock Option and Incentive Plan (collectively, the "New Plans") that provide benefits for all TWG and Washtenaw employees (or non-employee directors) who, as of the Distribution Date, were participants in or otherwise entitled to benefits under the Existing Plans.

                           (ii) Following the Distribution, TWG and Washtenaw
                  employees (or non-employee directors) that are participants under the PFI Stock Option and Incentive Plan shall have their existing options to purchase PFI stock cancelled (the "Old Options"), and shall be issued substitute options to purchase TWG common stock (the "New Options"). The New Options shall have a ratio of exercise price to fair market value that is identical to that of the Old Options immediately before the Distribution, and the excess of the aggregate fair market value less the aggregate exercise price for the New Options shall not exceed that for the Old Options. For the purpose of this Section 2.4(b)(ii), the "fair market value" of the PFI and TWG stock shall be measured by determining the average price of the PFI and TWG stock, as traded on a national securities exchange, for the one-week period preceding and following the Distribution, respectively.

                           (iii) PFI employees (and non-employee directors)
                  having options to purchase PFI stock shall have the exercise price of such options adjusted to reflect the fair market value of the PFI stock following the Distribution. The ratio of the exercise price to fair market value of the PFI stock following the Distribution shall be identical to that of the PFI stock immediately before the distribution, and the excess of the aggregate fair market value less the aggregate exercise price for the PFI stock immediately following the Distribution shall not exceed that immediately before the Distribution. For the purpose of this Section 2.4(b)(iii), the "fair market value" of the PFI stock shall be measured by determining the average price of the PFI stock, as traded on a national securities exchange, for the one-week period preceding and following the Distribution.

                           (iv) PFI shall, as soon as practicable after the
                  establishment of the New Plans, transfer to TWG, for the benefit of participating employees (or non-employee directors) of TWG or Washtenaw, and other beneficiaries, an amount equal to the account balances attributable to the participants and beneficiaries in the Existing Plans who are TWG or Washtenaw employees, valued as of the valuation dates in such Plans that immediately precede the Distribution Date. PFI shall provide to TWG a list of each TWG or Washtenaw employee's account balances under the Existing Plans so that TWG may properly allocate each participant's or beneficiary's benefits under the New Plans.

                           (v) PFI, TWG and Washtenaw shall cooperate in making
                  any and all appropriate filings required under the Code and ERISA, and the regulations thereunder, and any applicable securities laws, and take all such actions as may be necessary and appropriate to cause such transfer to take place within the 60 days from the Distribution Date.

                  (c) Tax Sharing and Indemnification Agreement. PFI shall have entered into a Tax Sharing and Indemnification Agreement, substantially in the form of Exhibit __ hereto, whereby PFI and TWG agree to indemnify and hold each other harmless for and against any and all Federal or state tax liabilities allocable to each party prior to the Distribution Date.

                  (d) Government Approvals. Any material governmental approvals and consents necessary to consummate the Distribution shall have been obtained and be in full force and effect; and

                  (e) No Legal Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of PFI shall have occurred or failed to occur that prevents the consummation of the Distribution.


                                   ARTICLE III
                               FINANCIAL REPORTING

         3.1 Auditors and Audits; Annual and Quarterly Statements and Accounting. Each party agrees that, for so long as PFI is required in accordance with United States generally accepted accounting principles to consolidate TWG's results of operations and financial position:

                  (a) Selection of Auditors. TWG shall not select a different accounting firm than _____________ to serve as its independent certified public accountants ("TWG's Auditors") for purposes of providing an opinion on its consolidated financial statements without PFI's prior written consent, which shall not be unreasonably withheld.

                  (b) Date of Auditors' Opinion and Quarterly Reviews. TWG shall use its reasonable commercial efforts to enable the TWG Auditors to complete their audit such that they will date their opinion on TWG's audited annual financial statements on the same date that PFI's independent certified public accountants ("PFI's Auditors") date their opinion on PFI's audited annual financial statements, and to enable PFI to meet its timetable for the printing, filing and public dissemination of PFI's annual financial statements. TWG shall use its reasonable commercial efforts to enable the TWG Auditors to complete their quarterly review procedures such that they will provide clearance on TWG's quarterly financial statements on the same date that PFI's Auditors provide clearance on PFI's quarterly financial statements.

                  (c) Annual and Quarterly Financial Statements. TWG shall provide to PFI on a timely basis all Information that PFI reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of PFI's annual and quarterly financial statements. Without limiting the generality of the foregoing, TWG will provide all required financial Information with respect to TWG or Washtenaw to TWG's Auditors in a sufficient and reasonable time and in sufficient detail to permit TWG's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to PFI's Auditors with respect to Information to be included or contained in PFI's annual and quarterly financial statements. Similarly, PFI shall provide to TWG on a timely basis all Information that TWG reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of TWG's annual and quarterly financial statements. Without limiting the generality of the foregoing, PFI will provide all required financial Information with respect to PFI to PFI's Auditors in a sufficient and reasonable time and in sufficient detail to permit PFI's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to TWG's Auditors with respect to Information to be included or contained in TWG's annual and quarterly financial statements.

                  (d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. TWG shall authorize TWG's Auditors to make available to PFI's Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of TWG and work papers related to the annual audits and quarterly reviews of TWG, in all cases within a reasonable time prior to TWG's Auditors' opinion date, so that PFI's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of TWG's Auditors as it relates to PFI's Auditors' report on PFI's financial statements, all within sufficient time to enable PFI to meet its timetable for the printing, filing and public dissemination of PFI's annual and quarterly statements. Similarly, PFI shall authorize PFI's Auditors to make available to TWG's Auditors both the personnel who performed or are performing the annual audits and quarterly reviews of PFI and work papers related to the annual audits and quarterly review of PFI, in all cases within a reasonable time prior to PFI's Auditors' opinion date, so that TWG's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of PFI's Auditors as it relates to TWG's Auditors' report on TWG's statements, all within sufficient time to enable TWG to meet its timetable for the printing, filing and public dissemination of TWG's annual and quarterly financial statements.

                  (e) Access to Books and Records. TWG shall provide PFI's internal auditors and their designees access to TWG's books and records so that PFI may conduct reasonable audits relating to the financial statements provided by TWG pursuant hereto as well as to the internal accounting controls and operations of TWG and its Subsidiaries. Similarly, PFI shall provide TWG's internal auditors and their designees access to PFI's books and records so that TWG may conduct reasonable audits relating to the financial statements provided by PFI pursuant hereto as well as to the internal accounting controls and operations of PFI and its Subsidiaries.

                  (f) Notice of Change in Accounting Principles. TWG shall give PFI as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. TWG will consult with PFI and, if requested by PFI, TWG will consult with PFI's independent public accountants with respect thereto. PFI shall give TWG as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date.

                  (g) Conflict with Third-Party Agreements. Nothing in this
Section 3.1 shall require TWG or Washtenaw to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that TWG or Washtenaw is required under this Section 3.1 to disclose any such information, TWG shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

         3.2 Governmental Approvals. To the extent that the Distribution requires any Governmental Approvals, whether from the Commission, the Office of the Comptroller of the Currency or the Federal Reserve, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.


                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1 Limitation of Liability. IN NO EVENT SHALL PFI OR WASHTENAW BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         4.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         4.3 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

         4.4 Termination. This Agreement may be terminated and the Distribution abandoned at any time by and in the sole discretion of PFI without the approval of TWG.

         4.5 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(d) one (1) business day after being deposited with an overnight courier service or (e) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's Chief Executive Officer or President at the address of its principal executive office or such other address as a party may request by notifying the other in writing.
         4.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         4.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto.

         4.8 Severability. If any term or other provision of this Agreement determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party.

         4.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         4.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         4.11 Authority. Each of the parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         4.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.















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



         IN WITNESS WHEREOF, the parties have signed this Agreement and Plan of Distribution, effective as of the date first set forth above.

                                           PELICAN FINANCIAL, INC.


                                 By:
                                     ---------------------------------------
                                      Name:
                                     Title:

                                             THE WASHTENAW GROUP, INC.


                                 By:
                                     ---------------------------------------
                                      Name:
                                     Title: